As filed with the Securities and Exchange Commission on August 4, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Riskified Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	98-1342110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 Kalischer Street Tel Aviv , Israel	6525724
(Address of Principal Executive Offices)	(Zip Code)
Riskified Ltd. 2013 Amended and Restated Equity Incentive Plan
Amended and Restated U.S. Sub-Plan to the Riskified Ltd. 2013 Equity Incentive Plan
Riskified Ltd. 2021 Share Incentive Plan
Riskified Ltd. 2021 Employee Share Purchase Plan
(Full Title of the Plan)
Riskified Inc.
220 5th Avenue, 2nd Floor
New York, New York, 10001
(Name and Address of Agent for Service)
Copies to:

Marc D. Jaffe Joshua G. Kiernan Stelios G. Saffos Brittany D. Ruiz Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Telephone: (212) 906-1200 Fax: (212) 751-4864	Shachar Hadar Assaf Naveh Ran Camchy Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Telephone: (+972) (3) 610-3100 Fax: (+972) (3) 610-3111
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.          ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, no par value (“Class A ordinary shares”) issuable upon exercise or settlement of outstanding awards granted under the Riskified Ltd. Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”)	9,726,608	(2)	$0.72	(3)	$7,003,157.76	$764.04
Class B ordinary shares, no par value (“Class B ordinary shares”) issuable upon exercise or settlement of outstanding awards granted under the 2013 Plan	19,453,216	(4)	$0.72	(3)	$14,006,315.52	$1,528.09
Class A ordinary shares issuable upon conversion of Class B ordinary shares underlying outstanding awards under the 2013 Plan	19,453,216	(5)	$—	(6)	$—	$—
Class A ordinary shares reserved for future issuances of awards under the Riskified Ltd. 2021 Share Incentive Plan (the “2021 Plan”)	13,951,037	(7)	$26.83	(8)	$374,306,322.71	$40,836.82
Class A ordinary shares reserved for future issuance under the Riskified Ltd. 2021 Employee Share Purchase Plan (the “2021 ESPP”)	3,742,961	(9)	$26.83	(8)	$ 100,423,643.63	$10,956.22
Total	66,327,038				$ 495,739,439.62	$54,085.17
______________
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Class A ordinary shares and Class B ordinary shares of the Registrant that become issuable under the 2013 Plan and 2021 Plan by reason of any share dividend, share split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding Class A ordinary shares or Class B ordinary shares.
(2)Comprised of 9,726,608 Class A ordinary shares that are reserved for issuance upon exercise of outstanding awards under the 2013 Plan.
(3)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding share option awards to purchase Class A ordinary shares and Class B ordinary shares previously granted that remain outstanding under the 2013 Plan.
(4)Comprised of 19,453,216 Class B ordinary shares that are reserved for issuance upon exercise of outstanding awards under the 2013 Plan.
(5)Represents Class A ordinary shares issuable upon conversion, on a one-for-one basis, of Class B ordinary shares underlying outstanding awards granted under the 2013 Plan.
(6)Pursuant to Rule 457(i) of the Securities Act, there is no fee associated with the registration of Class A ordinary shares issuable upon conversion of any Class B ordinary shares (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B ordinary shares.
(7)Represents 13,951,037 Class A ordinary shares reserved for issuance under the 2021 Plan. The number of Class A ordinary shares reserved for issuance under the 2021 Plan will automatically increase on the first day of each year beginning in 2022 and on January 1st of each calendar year thereafter through and including January 1, 2031, by that number of Class A ordinary shares equal to the lesser of: (i) 5% of the total number of Class A ordinary shares outstanding as of the last day of the immediately preceding calendar year, and (ii) an amount determined by the board of directors of the Registrant, if so determined prior to January 1 of the calendar year in which the increase will occur.
(8)Pursuant to Rule 457(h) of the Securities Act of 1933 and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based on the average of the high and low prices of the Class A ordinary shares as reported on the New York Stock Exchange on July 30, 2021.
(9)Represents 3,742,961 Class A ordinary shares initially available for grants under the 2021 ESPP. The number of Class A Shares available for issuance under the 2021 ESPP will automatically increase on the first day of each year beginning in 2022 and on January 1st of each calendar year thereafter through and including January 1, 2031 by that number of Class A ordinary shares equal to the lesser of (i) 1% of the total number of Class A ordinary shares outstanding as of the end of the last day of the immediately preceding calendar year and (ii) such smaller amount of Class A ordinary shares as may be determined by the board of directors, if so determined prior to the January 1st of the calendar year in which the increase will occur.

EXPLANATORY NOTE
This registration statement on Form S-8 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) to register the offer, issuance and sale of an aggregate of 46,873,822 Class A ordinary shares, no par value (“Class A ordinary shares”) and 19,453,216 Class B ordinary shares, no par value (“Class B ordinary shares”, and together with the Class A ordinary shares, collectively, the “ordinary shares”) of Riskified Ltd. (the “Company,” the “Registrant,” “we” or “us”) issuable by the Registrant to its and/or its subsidiaries’ officers, employees, directors and consultants under the Riskified Ltd. 2013 Amended and Restated Equity Incentive Plan (the “2013 Plan”), the Riskified Ltd. 2021 Share Incentive Plan (the “2021 Plan”) and the Riskified Ltd. 2021 Employee Share Purchase Plan (the “2021 ESPP”), each of which plan has been approved by the Company’s board of directors and shareholders.

PART I
INFORMATION REQUIRED IN
THE SECTION 10(A) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents filed or to be filed with the SEC:
•The Registrant's prospectus dated July 28, 2021 filed pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form F-1 originally filed with the SEC on July 1, 2021, as amended (File No. 333-257603); and
•The description of the Registrant’s Class A ordinary shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-40692), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 29, 2021 including any amendments or reports filed for the purpose of updating such description
All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain Reports on Form 6-K furnished by the Registrant to the SEC (which indicate that they are incorporated herein by reference) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers.
Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate in advance an office holder from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Registrant’s amended and restated articles of association include such a provision. We may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:
•a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;
•reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;
•reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and
•expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the “Israeli Securities Law”).
An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:
•a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;
•a financial liability imposed on the office holder in favor of a third-party;
•a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and
•expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.
An Israeli company may not indemnify or insure an office holder against any of the following:
•a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
•an act or omission committed with intent to derive illegal personal benefit; or
•a fine or forfeit levied against the office holder.
Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.
Our amended and restated articles of association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder.
We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.
The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $300,000,000, 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made, and 10% of our total market cap calculated based on the average closing prices of our Ordinary Shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.
In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.
Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Item 7.    Exemption from Registration Claimed
Not applicable.
Item 8.    Exhibits.
The Exhibits to this Registration Statement on Form S-8 are listed in the Exhibit Index attached hereto and incorporated herein by reference. See Exhibit Index below.
Item 9.    Undertakings.

(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit

3.1	Amended and Restated Articles of Association of the Registrant (1)

5.1*	Opinion of Meitar | Law Offices as to the legality of the Registrant’s Class A ordinary shares and Class B ordinary shares

23.1*	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm

23.2*	Consent of Meitar | Law Offices (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Riskified Ltd. 2021 Share Incentive Plan (2)

99.2	Riskified Ltd. Amended and Restated 2013 Equity Incentive Plan (3)

99.3	Amended and Restated U.S. Sub-Plan to the Riskified Ltd. 2013 Equity Incentive Plan (4)

99.4	Riskified Ltd. 2021 Employee Share Purchase Plan (5)
______________
(1)Previously filed as Exhibit 3.2 to the Registrant’s Amendment No. 1 of the Registration Statement on Form F-1 (File No. 333-257603), filed with the SEC on July 19, 2021, as amended, and incorporated herein by reference.
(2)Previously filed as Exhibit 10.4 to the Registrant’s Amendment No. 1 of the Registration Statement on Form F-1 (File No. 333-257603), filed with the SEC on July 19, 2021, as amended, and incorporated herein by reference.
(3)Previously filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-257603), filed with the SEC on July 1, 2021, as amended, and incorporated herein by reference.
(4)Previously filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-257603), filed with the SEC on July 1, 2021, as amended, and incorporated herein by reference.
(5)Previously filed as Exhibit 10.5 to the Registrant’s Amendment No. 1 of the Registration Statement on Form F-1 (File No. 333-257603), filed with the SEC on July 19, 2021, as amended, and incorporated herein by reference.
*Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 4th day of August, 2021.

RISKIFIED LTD.

By:	/s/ Eido Gal
Name: Eido Gal
Title: Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Eido Gal and Aglika Dotcheva and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	POSITION

/s/ Eido Gal	Co-Founder, Chief Executive Officer and Director (Principal Executive Officer)
Eido Gal

/s/ Assaf Feldman	Co-Founder, Chief Technology Officer and Director
Assaf Feldman

/s/ Erez Shachar	Director
Erez Shachar

/s/ Eyal Kishon	Director
Eyal Kishon

/s/ Aaron Mankovski	Director
Aaron Mankovski

/s/ Tanzeen Syed	Director
Tanzeen Syed

/s/ Jennifer Ceran	Director
Jennifer Ceran

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Riskified, Inc. has signed this registration statement on August 4, 2021.

RISKIFIED. INC.

By:	/s/ Eido Gal
Name:	Eido Gal
Title:	Chief Executive Officer